Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A3) of E-Check Holdings, Inc. (hereinafter the “Company”) of our report dated September 11, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and for the period from inception on May 2, 2005 through December 31, 2010 to be included in this Registration Statement (Form S-1/A3).

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
November 3, 2011
Date